Exhibit 99.2

FOURTH QUARTER 2021
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

RH REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS

FISCAL 2021 HIGHLIGHTS

FY GAAP NET REVENUES INCREASED 32% TO $3.759B VS. $2.849B LY
FY ADJUSTED NET REVENUES INCREASED 32% TO $3.758B VS. $2.850B LY

FY GAAP OPERATING MARGIN INCREASED 830 BASIS POINTS TO 24.7% VS. 16.4% LY
FY ADJUSTED OPERATING MARGIN INCREASED 380 BASIS POINTS TO 25.6% VS. 21.8% LY

FY GAAP NET INCOME INCREASED 153% TO $689M VS. $272M LY
FY ADJUSTED NET INCOME INCREASED 66% TO $767M VS. $463M LY

FY GAAP DILUTED EPS INCREASED 122% TO $22.13 VS. $9.96 LY
FY ADJUSTED DILUTED EPS INCREASED 46% TO $26.12 VS. $17.83 LY

FOURTH QUARTER 2021 HIGHLIGHTS

Q4 GAAP NET REVENUES INCREASED 11% TO $903M VS. $812M LY
Q4 ADJUSTED NET REVENUES INCREASED 11% TO $902M VS. $813M LY

Q4 GAAP OPERATING MARGIN INCREASED 150 BASIS POINTS TO 24.1% VS. 22.6% LY
Q4 ADJUSTED OPERATING MARGIN INCREASED 150 BASIS POINTS TO 25.2% VS. 23.7% LY

Q4 GAAP NET INCOME INCREASED 13% TO $147M VS. $130M LY
Q4 ADJUSTED NET INCOME INCREASED 14% TO $164M VS. $143M LY

Q4 GAAP DILUTED EPS INCREASED 14% TO $4.91 VS. $4.31 LY
Q4 ADJUSTED DILUTED EPS INCREASED 12% TO $5.66 VS. $5.07 LY

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

TO OUR PEOPLE, PARTNERS AND SHAREHOLDERS,

We are pleased to report another year of record results with net revenues increasing 32% to $3.759 billion versus $2.849 billion a year ago, and up 42% versus 2019. If you exclude money-losing online businesses, it represents one of the highest two-year growth rates in our industry.

Demand versus 2019 grew 49%, which resulted in an incremental backlog at the end of the year of approximately $200 million of net revenues that we expect to fulfill over the course of 2022.

RH continues to set a new standard for financial performance in the home furnishings industry and our results now reflect those of the luxury sector as adjusted operating margin reached 25.6% in 2021, up 1,130 basis points versus 2019, reflecting the strongest two-year growth in our sector.

Our performance demonstrates the desirability of our elevated and exclusive product range, the connective power of our evolving ecosystem, the profitability of our fully integrated business model and the significant strategic separation created by our inspiring physical spaces.

For the quarter, net revenues increased 11%, within our guidance range despite the virus variant that magnified supply chain issues in the second half of Q4.

We once again exceeded our adjusted operating margin outlook in the fourth quarter reaching 25.2% versus 23.7% last year, and up 780 basis points on a two-year basis.

1	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

We generated $97 million of free cash flow in the quarter and $477 million for the year, inclusive of a $191 million increase in inventory of which approximately $60 million is due to increased transit times and the balance targeted to alleviate our unshipped demand backlog.

We ended the year with $90 million of net debt and nearly $2.2 billion of cash on our balance sheet, while generating ROIC of 73% in 2021.

2022: THE YEAR OF THE NEW

As we’ve mentioned, while many of our plans were delayed by the virus, they were not disrupted by it. We used these past two years to reimagine and reinvent ourselves once again, and believe 2022 will mark the beginning of the next chapter of growth and innovation for the RH brand. 2022, The Year of The New, will include:

The opening of RH San Francisco at the Historic Bethlehem Steel Building, our most extraordinary new Bespoke Gallery to date.

The launch of RH Contemporary, the most compelling and potentially disruptive product introduction in our history.

The elevation and expansion of RH Interiors and RH Modern, inclusive of new collections and enhanced quality.

The unveiling of our first RH Guesthouse in New York, a revolutionary new hospitality concept for travelers seeking privacy and luxury in the $200 billion North American hotel market.

The introduction of two new culinary concepts, an elevated live-fire restaurant opening in San Francisco, England and the New York Guesthouse, plus a Champagne and Caviar Bar also opening in the New York Guesthouse this year, with plans to expand both concepts to our future Galleries in Paris, London, Milan and Aspen. With average restaurant volumes approaching $10 million annually, and a very profitable four-wall model, we are making significant investments to build a world-class hospitality organization and see endless opportunities to elevate and activate our places and spaces, creating integrated and inspiring experiences for our members and customers that cannot be replicated online.

The debut of The World of RH, the first phase of our new digital portal highlighting the connective power of our evolving ecosystem of Products, Places, Services and Spaces all designed to inspire customers to dream, dine, travel and live in a world thoughtfully curated by RH, will create an emotional connection with our customers unlike any other brand in the world.

The liftoff of RH1 & RH2, our customized Gulfstream G650 and G550 that will be available for charter later this year. The former has already generated press and praise as featured in the pages of Architectural Digest, the Wall Street Journal and the 20 titles of Modern Luxury.

The christening of RH3, our luxury yacht that will be available for charter in the Mediterranean and Caribbean. RH3 will be featured in the Robb Report, C Magazine and Boat International over the coming months.

The continued rollout of RH In-Your-Home, a unique and memorable delivery experience with Brand Ambassadors guiding every detail of the delivery and extending the selling experience into the home.

The expansion of the RH brand globally, beginning with the opening of RH England, The Gallery at the Historic Aynhoe Park, a magical 17th-century, 73-acre estate in the English countryside that will introduce RH to the UK in a dramatic and unforgettable fashion. Additionally, we have secured locations for Galleries in London, Paris, Munich and Dusseldorf, and are in lease or purchase negotiations for Galleries in Milan, Madrid, Brussels and France.

The opening of RH Palo Alto, The Gallery at Stanford Shopping Center, which will represent the next evolution of our highly productive prototype Galleries.

BUSINESS OUTLOOK

While we enter 2022 with confidence that our efforts will continue to elevate and expand the RH brand for years to come, we also recognize there are several external factors, such as record inflation, rising interest rates and global unrest, that create uncertainty.

Although we lack the ability to predict economic outcomes on a macro scale, we do have the business model, strategy and balance sheet to take advantage of opportunities that may present themselves whether it be during times of economic expansion, contraction or dislocation.

While first quarter sales and margin trends remain healthy due to the ongoing relief of our backlog, we have experienced softening demand in the first quarter that coincided with Russia’s invasion of Ukraine in late February and the market volatility that followed.

2	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

We believe it is prudent to remain conservative until demand trends return to normal and are providing the following outlook for the first quarter and fiscal 2022:

First quarter net revenue growth in the range of 7% to 8%, versus 78% last year, with adjusted operating margin in the range of 23.0% to 23.5%, versus 22.6% a year ago.

Fiscal 2022 net revenue growth in the range of 5% to 7%, versus 32% last year, with adjusted operating margin in the range of 25.0% to 26.0%, versus 25.6% in 2021.

Our outlook is inclusive of opening RH San Francisco in late spring, the RH Guesthouse in early summer, RH England in mid-to-late summer and RH Palo Alto in the fourth quarter.

RH BUSINESS VISION & ECOSYSTEM − THE LONG VIEW

We believe, “There are those with taste and no scale, and those with scale and no taste,” and the idea of scaling taste is large and far reaching.

Our goal to position RH as the arbiter of taste for the home, has proven to be both disruptive and lucrative, as we continue our quest to build the most admired brand in the world.

Our brand attracts the leading designers, artisans and manufacturers, scaling and rendering their work more valuable across our integrated platform, enabling RH to curate the most compelling collection of luxury home products on the planet.

Our efforts to elevate and expand our collection will continue with the introductions of RH Contemporary, RH Couture, RH Bespoke, RH Color, RH Antiques & Artifacts, RH Atelier and other new collections scheduled to launch over the next decade.

Our plan to open immersive Design Galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally.

Our strategy is to move the brand beyond curating and selling product to conceptualizing and selling spaces, by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker.

Our products are elevated and rendered more valuable by our architecturally inspiring Galleries, which are further elevated and rendered more valuable by our interior design services and seamlessly integrated hospitality experience.

Our hospitality efforts will continue to elevate the RH brand as we extend beyond the four walls of our Galleries into RH Guesthouses, where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry. Additionally, we are creating bespoke experiences like RH Yountville, an integration of Food, Wine, Art & Design in the Napa Valley, RH1 & RH2, our private jets, and RH3, our luxury yacht that is available for charter in the Caribbean and Mediterranean where the wealthy and affluent visit and vacation. These immersive experiences expose new and existing customers to our evolving authority in architecture, interior design and landscape architecture.

This leads to our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries, elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries.

Our strategy comes full circle as we begin to conceptualize and sell spaces, moving beyond the $170 billion home furnishings market into the $1.7 trillion North American housing market with the launch of RH Residences − fully furnished luxury homes, condominiums and apartments with integrated services that deliver taste and time value to discerning, time-starved consumers.

The entirety of our strategy will come to life digitally as we launch The World of RH, an online portal where customers can explore and be inspired by the depth and dimension of our brand.

Our authority as an arbiter of taste will be further amplified when we introduce RH Media, a content platform that will celebrate the most innovative and influential leaders who are shaping the world of architecture and design.

Our plan to expand the RH ecosystem globally multiplies the market opportunity to $7 to $10 trillion, one of the largest and most valuable addressed by any brand in the world today. A one percent share of the global market represents a $70 to $100 billion opportunity.

Our ecosystem of Products, Places, Services and Spaces inspires customers to dream, design, dine, travel and live in a world thoughtfully curated by RH, creating an emotional connection unlike any other brand in the world.

Taste can be elusive, and we believe no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable.

3	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CLIMBING THE LUXURY MOUNTAIN AND BUILDING A BRAND WITH NO PEER

Every luxury brand, from Chanel to Cartier, Aston Martin to Aman, Louis Vuitton to Loro Piana, Harry Winston to Hermès, was born at the top of the luxury mountain. Never before has a brand attempted to make the climb, nor do the other brands want you to. We are not from their neighborhood, nor invited to their parties. We understand that our work has to be so extraordinary that it creates a forced reconsideration of who we are and what we are capable of, requiring those at top of the mountain to tip their hat in respect. We also appreciate that this climb is not for the faint of heart, and as we continue our ascent the air gets thin and the odds become slim.

Twenty years ago we began this journey with a vision of transforming a nearly bankrupt business with a $20 million market cap and a box of Oxydol laundry detergent on the cover of the catalog into the leading luxury home brand in the world. The lessons and learnings, the passion and persistence, the courage required and the scar tissue developed by getting knocked down ten times and getting up eleven leads to the development of the mental and moral strength that builds character in individuals and forms cultures in organizations. Lessons that can’t be learned in a classroom, or by managing a business, they must be earned by building one. Or, by reaching the top of the mountain.

Onward Team RH.

Carpe Diem,

Note: Demand is an operating metric that we use in reference to the dollar value of orders placed (orders convert to net revenue upon a customer obtaining control of the merchandise), and excludes exchanges and shipping fees. RH Core demand represents the demand generated from the RH brand excluding RH Baby & Child, RH Teen, RH Contract, RH Hospitality, RH Outlet, Membership and Waterworks. Total Company demand represents the demand generated from all of our businesses, inclusive of sales from RH Outlet and RH Hospitality.

“ROIC” refers to return on invested capital. We define ROIC as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve-month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

We define “free cash flow” as net cash provided by operating activities less capital expenditures. Free cash flow is a liquidity measure and is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Free cash flow is not necessarily representative of residual cash flows from the business since free cash flow as reported is reduced by certain cash payments made in settlement of our convertible debt upon conversion or maturity, as well as other obligations or payments made for business acquisitions.

For additional information on free cash flow, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release, which include details on the GAAP financial measures that are most directly comparable to free cash flow.

4	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted operating income, adjusted net income or adjusted net earnings, adjusted diluted earnings per share, adjusted diluted net income per share, ROIC or return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted SG&A, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision-making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

5	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding our incremental backlog and the expectation that this backlog will convert to $200 million of net revenues over the course of fiscal 2022; our belief that RH continues to set a new standard for financial performance among home furnishings peers and that our results now reflect those of the leading luxury brands and reflect the strongest two year growth in our sector; our performance demonstrates the desirability of our elevated and exclusive product range, the connective power of our evolving ecosystem, the profitability of our fully integrated business model and the significant strategic separation created by our inspiring physical spaces; the profitability of our four wall restaurant model with average volumes of $10 million; 2022 will be the beginning of the next chapter of innovation and growth for the RH brand and will include: the openings of new locations including RH San Francisco at the Historic Bethlehem Steel Building, our most extraordinary new Bespoke Gallery to date and RH Palo Alto; the launch of RH Contemporary, the most compelling and potentially disruptive product introduction in our history; the elevation and expansion of RH Interiors and RH Modern; the unveiling of our first RH Guesthouse in New York, a revolutionary new hospitality concept; the introduction of two new culinary concepts, an elevated live-fire restaurant opening in RH San Francisco, RH England and the New York Guesthouse, plus a Champagne and Caviar Bar also opening in the New York Guesthouse, with plans to expand both concepts in our future Galleries in Paris, London, Milan and Aspen; the debut of The World of RH that will continue to define and distinguish the RH brand; the lift-off of RH1 & RH2 that will be available for charter later this year; the christening of RH3, our luxury yacht that will be available for charter in the Mediterranean and Caribbean, and will be featured in the Robb Report, C Magazine and Boat International over the coming months; the continued roll out of RH In-Your-Home, a unique and memorable delivery experience; and the expansion of the RH brand globally, beginning with the opening of RH England, The Gallery at the Historic Aynhoe Park, that will introduce RH to the UK in a dramatic and unforgettable fashion; the securing of locations for Galleries in London, Paris, Munich, and Dusseldorf, and are in lease or purchase negotiations for Galleries in Milan, Madrid, Brussels and France; our entering 2022 with great confidence that our efforts will continue to elevate and expand the RH brand; we have the business model, strategy and balance sheet to take advantage of opportunities that may present themselves; our experiencing of softening demand in the first quarter; financial outlook for the first quarter of 2022 and fiscal 2022 including net revenue growth and adjusted operating margin; the idea of scaling taste is large and far reaching; our goal to position RH as the arbiter of taste for the home has proven to be both disruptive and lucrative as we continue our quest to build the most admired brand in the world; our brand attracts the leading designers, artisans and manufacturers, scaling and rendering their work more valuable across our integrated platform, enabling RH to curate the most compelling collection of luxury home products on the planet; our efforts to elevate and expand our collection will continue with the introductions of RH Contemporary, RH Couture, RH Bespoke, RH Color, RH Antiques & Artifacts, RH Atelier and other new collections scheduled to launch over the next decade; our plan to open immersive Design Galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally; our strategy to move the brand beyond curating and selling product to conceptualizing and selling spaces, by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker; our products are elevated and rendered more valuable by our architecturally inspiring Galleries, which are further elevated and rendered more valuable by our interior design services and seamlessly integrated hospitality experience; our hospitality efforts will continue to elevate the RH brand; we are creating bespoke experiences and these immersive experiences expose new and existing customers to our evolving authority in architecture, interior design and landscape architecture; our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries, elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries;  the launch of RH Residences, fully furnished luxury homes, condominiums and apartments with integrated services, that deliver taste and time value to discerning time-starved consumers; the entirety of our strategy will come to life digitally as we launch The World of RH; our authority as an arbiter of taste will be further amplified when we introduce RH Media; our plan to expand the RH ecosystem globally multiplies the market opportunity to $7 to $10 trillion, one of the largest and most valuable addressed by any brand in the world today; our ecosystem of Products, Places, Services and Spaces inspires customers to dream, design, dine, travel and live in a world thoughtfully curated by RH, creating an emotional connection unlike any other brand in the world; our belief that no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable; building a brand with no peer; our vision of transforming RH into the leading luxury home brand in the world; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others: risks related to the global outbreak of the COVID-19 virus including variants of such virus and any ongoing impact on our business related to the virus; risks related to natural disasters including earthquakes, fire and weather as well as other conditions outside of our control including outbreak of hostilities, war or civil; risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy including our real estate transformation and the number of new Gallery locations that we seek to open and the timing of openings; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the housing market as well as the

6	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; changes in consumer spending based on weather and other conditions beyond our control; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

7	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RETAIL GALLERY METRICS

(Unaudited)

We operated the following number of Galleries, Outlets and Showrooms:

	JANUARY 29, 2022	JANUARY 30, 2021
RH
Design Galleries (1)	27	24
Legacy Galleries	36	38
Modern Galleries	1	2
Baby & Child and TEEN Galleries	3	4
Total Galleries	67	68
Outlets (2)	38	38
Waterworks Showrooms	14	14
(1)	As of January 29, 2022 and January 30, 2021, thirteen and ten of our Design Galleries included an integrated RH Hospitality experience, respectively.
(2)	Net revenues for outlet stores were $72 million and $61 million for the three months ended January 29, 2022 and January 30, 2021, respectively. Net revenues for outlet stores were $279 million and $187 million for the year ended January 29, 2022 and January 30, 2021, respectively.

The following table presents RH Gallery and Waterworks Showroom metrics, and excludes Outlets:

	THREE MONTHS ENDED
	JANUARY 29, 2022		JANUARY 30, 2021
	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE
		(in thousands)		(in thousands)
Beginning of period	80	1,217	82	1,159
RH Design Galleries:
Jacksonville Design Gallery	1	37.7	—	—
RH Legacy Galleries:
St. Louis legacy Gallery (relocation)	—	—	—	2.9
End of period	81	1,254	82	1,162
Weighted-average leased selling square footage		1,246		1,159
% growth vs. same quarter last year		8%		5%

T-1	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

	YEAR ENDED
	JANUARY 29, 2022		JANUARY 30, 2021
	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE
		(in thousands)		(in thousands)
Beginning of period	82	1,162	83	1,111
RH Design Galleries:
Dallas Design Gallery	1	38.0	—	—
Oak Brook Design Gallery	1	37.7	—	—
Jacksonville Design Gallery	1	37.7	—	—
Marin Design Gallery	—	—	1	32.9
Charlotte Design Gallery	—	—	1	32.4
RH Modern Galleries:
Dallas RH Modern Gallery	(1)	(3.9)	—	—
RH Baby & Child and TEEN Galleries:
Santa Monica RH Baby & Child and TEEN Gallery	(1)	(7.3)	—	—
RH Legacy Galleries:
Tysons legacy Gallery (relocation)	—	8.5	—	—
Dallas legacy Gallery	(1)	(8.4)	—	—
Oak Brook legacy Gallery	(1)	(10.0)	—	—
Raleigh legacy Gallery	—	—	1	4.4
Charlotte legacy Gallery	—	—	(1)	(7.0)
Corte Madera legacy Gallery	—	—	(1)	(7.0)
Westport legacy Gallery	—	—	(1)	(6.5)
St. Louis legacy Gallery (relocation)	—	—	—	2.9
Waterworks Showrooms:
New York 59th Street Showroom	—	—	(1)	(1.4)
End of period	81	1,254	82	1,162
% growth vs. prior year		8%		5%

Weighted-average leased selling square footage		1,197		1,141
% growth vs. prior year		5%		5%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of January 29, 2022 and January 30, 2021 was approximately 1,672,000 and 1,559,000, respectively.

Weighted-average leased square footage for the three months ended January 29, 2022 and January 30, 2021 was approximately 1,662,000 and 1,558,000, respectively. Weighted-average leased square footage for the year ended January 29, 2022 and January 30, 2021 was approximately 1,602,000 and 1,536,000, respectively.

T-2	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

ESTIMATED DILUTED SHARES OUTSTANDING

(Shares outstanding in millions)

	Q1 2022
Average stock price	$300	$350	$400	$450	$500	$550
Estimated adjusted diluted shares outstanding (1)	26.76	27.21	27.78	28.28	28.69	29.11

	FISCAL 2022
Implied average stock price	$300	$350	$400	$450	$500	$550
Estimated adjusted diluted shares outstanding (1)	26.65	27.07	27.61	28.09	28.49	28.90
(1)	The Q1 2022 and fiscal 2022 adjusted diluted shares outstanding include 0.254 million, 0.646 million, 0.950 million, 1.194 million and 1.393 million incremental shares at $350, $400, $450, $500 and $550 average share prices, respectively, due to dilution from the convertible notes. There is no dilutive impact from the convertible notes at the $300 share price.

Note: The table above is intended to demonstrate the impact stock prices could have on our adjusted diluted shares outstanding due to 1) additional in-the-money options, 2) the higher cost of acquired shares under the treasury stock method and 3) dilution resulting from the outstanding convertible senior notes and warrant agreements.

For GAAP purposes, we will incur dilution above the lower strike prices of our 2023 Notes and 2024 Notes of $193.65 and $211.40, respectively. However, no additional shares will be included in our adjusted diluted shares outstanding calculation between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $309.84 and $338.24, we will incur dilution related to the 2023 Notes and 2024 Notes, respectively, and would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $46.50, $75.43, $50.00 and $385.30 for the November 2012, July 2013, May 2017 and October 2020 grants, respectively.

T-3	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	THREE MONTHS ENDED				YEAR ENDED
	JANUARY 29, 2022	% OF NET REVENUES	JANUARY 30, 2021	% OF NET REVENUES	JANUARY 29, 2022	% OF NET REVENUES	JANUARY 30, 2021	% OF NET REVENUES
Net revenues	$902,741	100.0%	$812,436	100.0%	$3,758,820	100.0%	$2,848,626	100.0%
Cost of goods sold	447,237	49.5	427,308	52.6	1,903,409	50.6	1,523,095	53.5
Gross profit	455,504	50.5	385,128	47.4	1,855,411	49.4	1,325,531	46.5
Selling, general and administrative expenses	237,738	26.4	201,512	24.8	928,230	24.7	858,673	30.1
Income from operations	217,766	24.1	183,616	22.6	927,181	24.7	466,858	16.4
Other expenses
Interest expense—net	24,835	2.8	14,547	1.8	64,947	1.7	69,250	2.5
Tradename impairment	—	—	—	—	—	—	20,459	0.7
(Gain) loss on extinguishment of debt	7,354	0.8	—	—	29,138	0.8	(152)	—
Other expense—net	2,778	0.3	—	—	2,778	0.1	—	—
Total other expenses	34,967	3.9	14,547	1.8	96,863	2.6	89,557	3.2
Income before income taxes	182,799	20.2	169,069	20.8	830,318	22.1	377,301	13.2
Income tax expense	34,434	3.8	37,988	4.7	133,558	3.6	104,598	3.6
Income before equity method investments	148,365	16.4	131,081	16.1	696,760	18.5	272,703	9.6
Share of equity method investments losses	(1,320)	(0.1)	(888)	(0.1)	(8,214)	(0.2)	(888)	(0.1)
Net income	$147,045	16.3%	$130,193	16.0%	$688,546	18.3%	$271,815	9.5%
Weighted-average shares used in computing basic net income per share	21,481,352		20,518,130		21,270,448		19,668,976
Basic net income per share	$6.85		$6.35		$32.37		$13.82
Weighted-average shares used in computing diluted net income per share	29,973,388		30,179,506		31,113,395		27,302,268
Diluted net income per share	$4.91		$4.31		$22.13		$9.96

T-4	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	JANUARY 29,	JANUARY 30,
	2022	2021
ASSETS
Cash and cash equivalents	$2,177,889	$100,446
Merchandise inventories	734,289	544,227
Other current assets	179,264	156,811
Total current assets	3,091,442	801,484
Property and equipment—net	1,227,920	1,077,198
Operating lease right-of-use assets	551,045	456,164
Goodwill and intangible assets	214,261	212,763
Equity method investments	100,810	100,603
Deferred tax assets and other non-current assets	354,992	250,101
Total assets	$5,540,470	$2,898,313
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$442,379	$424,422
Convertible senior notes due 2023—net	9,389	2,354
Convertible senior notes due 2024—net	3,600	—
Operating lease liabilities	73,834	71,524
Deferred revenue, customer deposits and other current liabilities	534,556	423,332
Total current liabilities	1,063,758	921,632
Asset based credit facility	—	—
Term loan	1,953,203	—
Convertible senior notes due 2023—net	59,002	282,956
Convertible senior notes due 2024—net	184,461	281,454
Non-current operating lease liabilities	540,513	448,169
Non-current finance lease liabilities	560,550	485,481
Other non-current obligations	8,706	31,595
Total liabilities	4,370,193	2,451,287
Stockholders’ equity	1,170,277	447,026
Total liabilities and stockholders’ equity	$5,540,470	$2,898,313

T-5	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	YEAR ENDED
	JANUARY 29,	JANUARY 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$688,546	$271,815
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Non-cash operating lease cost and finance lease interest expense	98,891	88,143
Depreciation and amortization	96,022	100,040
Stock-based compensation expense	48,478	145,704
(Gain) loss on extinguishment of debt	29,138	(152)
Tradename, asset impairments and loss on sale leaseback transaction	9,630	36,295
Other non-cash items	25,400	49,708
Cash paid attributable to accretion of debt discount upon settlement of debt	(55,243)	(84,003)
Change in assets and liabilities:
Merchandise inventories	(190,074)	(104,621)
Landlord assets under construction—net of tenant allowances	(68,454)	(69,508)
Current and non-current operating lease liability	(77,252)	(58,920)
Deferred revenue and customer deposits	107,306	116,205
Other changes in assets and liabilities	(50,274)	10,064
Net cash provided by operating activities	662,114	500,770
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(185,383)	(111,126)
Equity method investments	(8,970)	(80,723)
Acquisition of business	—	(17,900)
Deposit on asset under construction	—	(12,857)
Proceeds from sale of asset	—	25,006
Net cash used in investing activities	(194,353)	(197,600)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under asset based credit facility	—	—
Net borrowings under term loan	1,995,000	—
Repayments under promissory and equipment security notes	(22,949)	(21,599)
Debt issuance costs	(26,411)	—
Repayments of convertible senior notes	(335,729)	(215,846)
Other financing activities	(2,784)	(6,469)
Net cash provided by (used in) financing activities	1,607,127	(243,914)
Effects of foreign currency exchange rate translation	(95)	157
Net increase in cash and cash equivalents and restricted cash equivalents	2,074,793	59,413
Cash and cash equivalents and restricted cash equivalents
Beginning of period—cash and cash equivalents	100,446	47,658
Beginning of period—restricted cash equivalents (acquisition related escrow deposits)	6,625	—
Beginning of period—cash and cash equivalents	$107,071	$47,658

End of period—cash and cash equivalents	2,177,889	100,446
End of period—restricted cash equivalents (acquisition related escrow deposits)	3,975	6,625
End of period—cash and cash equivalents and restricted cash equivalents	$2,181,864	$107,071

T-6	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW

(In thousands) (Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 29,	JANUARY 30,	JANUARY 29,	JANUARY 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$128,432	$153,507	$662,114	$500,770
Capital expenditures	(31,609)	(39,371)	(185,383)	(111,126)
Free cash flow (1)	$96,823	$114,136	$476,731	$389,644
(1)	Free cash flow is net cash provided by operating activities less capital expenditures. Free cash flow for the three months ended January 29, 2022 includes the effect of $16 million, relating to the portion of repayments of convertible senior notes attributable to debt discount upon settlement (such portion of the debt settlement reduces net cash provided by operating activities in the reported period). Free cash flow for the year ended January 29, 2022 and January 30, 2021 includes the effect of $55 million and $84 million, respectively, relating to the portion of repayments of convertible senior notes attributable to debt discount upon settlement (such portion of the debt settlement reduces net cash provided by operating activities in the reported period).

Free cash flow is a non-GAAP financial measure and is included in this press release because we believe that this measure provides useful information to our senior leadership team and investors in understanding the strength of our liquidity, available cash and our ability to generate additional cash from our business operations. Free cash flow should not be considered in isolation or as an alternative to cash flows from operations calculated in accordance with GAAP, and should be considered alongside our other liquidity performance measures that are calculated in accordance with GAAP, such as net cash provided by operating activities and our other GAAP financial results. Additionally, our definition of free cash flow is not necessarily representative of residual cash flows from the business since free cash flow as reported is reduced by certain cash payments made in settlement of our convertible debt upon conversion or maturity, as well as other obligations or payments made for business acquisitions. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results for the purpose of analyzing changes in our underlying business from quarter to quarter. Our measure of free cash flow is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

CALCULATION OF ADJUSTED CAPITAL EXPENDITURES

(In thousands) (Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 29,	JANUARY 30,	JANUARY 29,	JANUARY 30,
	2022	2021	2022	2021
Capital expenditures	$31,609	$39,371	$185,383	$111,126
Landlord assets under construction—net of tenant allowances	18,103	24,587	68,454	69,508
Adjusted capital expenditures (1)	$49,712	$63,958	$253,837	$180,634
(1)	We define adjusted capital expenditures as capital expenditures from investing activities and cash outflows of capital related to construction activities to design and build landlord-owned leased assets, net of tenant allowances received.

T-7	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands) (Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 29,	JANUARY 30,	JANUARY 29,	JANUARY 30,
	2022	2021	2022	2021
GAAP net income	$147,045	$130,193	$688,546	$271,815
Adjustments (pre-tax):
Net revenues:
Recall accrual (1)	(1,200)	186	(1,200)	1,373
Cost of goods sold:
Recall accrual (1)	—	180	—	4,554
Asset impairments (2)	—	—	—	2,350
Selling, general and administrative expenses:
Non-cash compensation (3)	5,869	5,866	23,428	117,084
Asset impairments and change in useful lives (2)	2,276	950	9,630	10,501
Recall accrual (1)	2,300	1,443	3,140	1,443
Reorganization related costs (4)	—	—	449	7,027
Loss on sale leaseback transaction (5)	—	—	—	9,352
Other expenses:
(Gain) loss on extinguishment of debt (6)	7,354	—	29,138	(152)
Amortization of debt discount (7)	2,608	7,448	18,477	37,055
Tradename impairment (8)	—	—	—	20,459
Subtotal adjusted items	19,207	16,073	83,062	211,046
Impact of income tax items (9)	(3,543)	(3,669)	(13,317)	(20,845)
Share of equity method investments losses (10)	1,320	888	8,214	888
Adjusted net income (11)	$164,029	$143,485	$766,505	$462,904
(1)	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.
(2)	The adjustment to cost of goods sold in the year ended January 30, 2021 represents inventory reserves related to Outlet inventory resulting from retail closures in response to the COVID-19 pandemic. The adjustments to selling, general and administrative expense in the three months ended January 29, 2022 and January 30, 2021 represent asset impairments. The adjustment to selling, general and administrative expense in the year ended January 29, 2022 represents asset impairments. The adjustment to selling, general and administrative expense in the year ended January 30, 2021 includes asset impairments of $6.6 million and acceleration of depreciation expense of $3.9 million.
(3)	Represents the amortization of the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(4)	Represents severance costs and related payroll taxes associated with reorganizations.
(5)	Represents the loss on a sale leaseback transaction related to one of our previously owned Design Galleries.

T-8	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(6)	The adjustments in the three months and year ended January 29, 2022 represent a loss on extinguishment of debt for a portion of the 2023 and 2024 Notes that were early converted at the option of the noteholders. The adjustment in the year ended January 30, 2021 represents a gain on extinguishment of debt upon the maturity and settlement of the 2020 Notes in July 2020.
(7)	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), and the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”), we separated the 2020 Notes, 2023 Notes and 2024 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2020 Notes, 2023 Notes and 2024 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2020 Notes, 2023 Notes and 2024 Notes and the fair value of the liability components of the 2020 Notes, 2023 Notes and 2024 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $1.9 million and $1.1 million during the three months ended January 29, 2022 and January 30, 2021, respectively. Amounts are presented net of interest capitalized for capital projects of $10 million and $5.3 million during the year ended January 29, 2022 and January 30, 2021, respectively. The 2020 Notes matured on July 15, 2020 and did not impact amortization of debt discount post-maturity.
(8)	Represents tradename impairment related to the Waterworks reporting unit.
(9)	The adjustments for the three months ended January 29, 2022 and January 30, 2021 are based on adjusted tax rates of 18.8% and 22.5%, respectively, which excludes the tax impact associated with our share of equity method investments losses. The adjustment for the year ended January 29, 2022 is based on an adjusted tax rate of 16.1%, which exclude the tax impact associated with our share of equity method investments losses. The adjustment for the year ended January 30, 2021 is based on an adjusted tax rate of 21.3%, which excludes the tax impact associated with the non-cash compensation charge related to an option grant made to Mr. Friedman in the third quarter of fiscal 2020, the Waterworks reporting unit tradename impairment recorded in the first quarter of fiscal 2020 and our share of equity method investments losses.
(10)	Represents our proportionate share of the losses of our equity method investments.
(11)	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because our senior leadership team believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-9	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 29,	JANUARY 30,	JANUARY 29,	JANUARY 30,
	2022	2021	2022	2021
Diluted net income per share	$4.91	$4.31	$22.13	$9.96
Pro forma diluted net income per share (1)	$5.08	$4.60	$23.46	$10.47
Per share impact of adjustments (pre-tax) (2):
(Gain) loss on extinguishment of debt	0.25	0.01	0.99	(0.01)
Non-cash compensation	0.20	0.21	0.80	4.51
Amortization of debt discount	0.09	0.26	0.63	1.43
Asset impairments and change in useful lives	0.08	0.03	0.33	0.49
Recall accrual	0.04	0.06	0.07	0.29
Reorganization related costs	—	—	0.01	0.27
Tradename impairment	—	—	—	0.79
Loss on sale leaseback transaction	—	—	—	0.36
Subtotal adjusted items	0.66	0.57	2.83	8.13
Impact of income tax items (2)	(0.13)	(0.13)	(0.45)	(0.80)
Share of equity method investments losses (2)	0.05	0.03	0.28	0.03
Adjusted diluted net income per share (3)	$5.66	$5.07	$26.12	$17.83
(1)	For GAAP purposes, we incur dilution above the lower strike prices of our 2020 Notes, 2023 Notes and 2024 Notes of $118.13, $193.65 and $211.40, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $118.13 and $189.00 for our 2020 Notes, between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $189.00, $309.84 and $338.24, we incur dilution related to the 2020 Notes, 2023 Notes and 2024 Notes, respectively, and we would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the three months ended January 29, 2022 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 28,963,808, which excludes dilution related to the 2023 Notes and 2024 Notes of 1,009,580 shares. Pro forma diluted net income per share for the three months ended January 30, 2021 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 28,316,994 which excludes dilution related to the 2020 Notes, 2023 Notes and 2024 Notes of 1,862,512 shares. Pro forma diluted net income per share for the year ended January 29, 2022 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 29,344,307, which excludes dilution related to the 2023 Notes and 2024 Notes of 1,769,088 shares. Pro forma diluted net income per share for the year ended January 30, 2021 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 25,962,597, which excludes dilution related to the 2020 Notes, 2023 Notes and 2024 Notes of 1,339,671 shares.
(2)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(3)	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by our pro forma share count. Adjusted diluted net income per share is included in this press release because our senior leadership team believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-10	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES
AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Dollars in thousands) (Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 29,	JANUARY 30,	JANUARY 29,	JANUARY 30,	FEBRUARY 1,
	2022	2021	2022	2021	2020
Net revenues	$902,741	$812,436	$3,758,820	$2,848,626	$2,647,437
Recall accrual (1)	(1,200)	186	(1,200)	1,373	(391)
Adjusted net revenues (2)	$901,541	$812,622	$3,757,620	$2,849,999	$2,647,046
Gross profit	$455,504	$385,128	$1,855,411	$1,325,531	$1,095,011
Recall accrual (1)	(1,200)	366	(1,200)	5,927	(3,763)
Asset impairments and change in useful lives (3)	—	—	—	2,350	4,909
Adjusted gross profit (2)	$454,304	$385,494	$1,854,211	$1,333,808	$1,096,157
Gross margin (4)	50.5%	47.4%	49.4%	46.5%	41.4%
Adjusted gross margin (4)	50.4%	47.4%	49.3%	46.8%	41.4%
(1)	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.
(2)	Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as consolidated net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as consolidated gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because our senior leadership team believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
(3)	The adjustment in the year ended January 30, 2021 represents inventory reserves related to Outlet inventory resulting from retail closures in response to the COVID-19 pandemic. The adjustment in the year ended February 1, 2020 represents acceleration of depreciation expense driven by a reduction in the estimated useful lives of certain assets.
(4)	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

T-11	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Dollars in thousands) (Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 29,	JANUARY 30,	JANUARY 29,	JANUARY 30,
	2022	2021	2022	2021
Selling, general and administrative expenses	$237,738	$201,512	$928,230	$858,673
Non-cash compensation (1)	(5,869)	(5,866)	(23,428)	(117,084)
Asset impairments and change in useful lives (1)	(2,276)	(950)	(9,630)	(10,501)
Recall accrual (1)	(2,300)	(1,443)	(3,140)	(1,443)
Reorganization related costs (1)	—	—	(449)	(7,027)
Loss on sale leaseback transaction (1)	—	—	—	(9,352)
Adjusted selling, general and administrative expenses (2)	$227,293	$193,253	$891,583	$713,266
Net revenues	$902,741	$812,436	$3,758,820	$2,848,626
Adjusted net revenues (3)	$901,541	$812,622	$3,757,620	$2,849,999
Selling, general and administrative expenses margin (3)	26.3%	24.8%	24.7%	30.1%
Adjusted selling, general and administrative expenses margin (3)	25.2%	23.8%	23.7%	25.0%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this press release because our senior leadership team believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
(3)	Selling, general and administrative expenses margin is defined as selling, general and administrative expenses divided by net revenues. Adjusted selling, general and administrative expenses margin is defined as adjusted selling, general and administrative expenses divided by adjusted net revenues.

T-12	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Dollars in thousands) (Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 29,	JANUARY 30,	JANUARY 29,	JANUARY 30,	FEBRUARY 1,
	2022	2021	2022	2021	2020
Net income	$147,045	$130,193	$688,546	$271,815	$220,375
Income tax expense	34,434	37,988	133,558	104,598	48,807
Interest expense—net	24,835	14,547	64,947	69,250	87,177
(Gain) loss on extinguishment of debt—net	7,354	—	29,138	(152)	6,472
Share of equity method investments losses	1,320	888	8,214	888	—
Other expense—net	2,778	—	2,778	—	—
Tradename impairment	—	—	—	20,459	—
Operating income	217,766	183,616	927,181	466,858	362,831
Non-cash compensation (1)	5,869	5,866	23,428	117,084	—
Asset impairments and change in useful lives (1)(2)	2,276	950	9,630	12,851	21,899
Recall accrual (1)(3)	1,100	1,809	1,940	7,370	(3,988)
Reorganization related costs (1)(4)	—	—	449	7,027	1,075
(Gain) loss on sale leaseback transaction (1)(5)	—	—	—	9,352	(1,196)
Legal settlements (6)	—	—	—	—	(1,193)
Gain on sale of land (7)	—	—	—	—	(333)
Adjusted operating income (8)	$227,011	$192,241	$962,628	$620,542	$379,095
Net revenues	$902,741	$812,436	$3,758,820	$2,848,626	$2,647,437
Adjusted net revenues (9)	$901,541	$812,622	$3,757,620	$2,849,999	$2,647,046
Operating margin (9)	24.1%	22.6%	24.7%	16.4%	13.7%
Adjusted operating margin (9)	25.2%	23.7%	25.6%	21.8%	14.3%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information for adjustments in the three months and year ended January 29, 2022 and January 30, 2021.
(2)	The adjustment in the year ended February 1, 2020 includes (i) asset impairments of $9.1 million, (ii) acceleration of depreciation expense of $6.2 million due to a change in the estimated useful lives of certain assets and a $0.5 million charge related to the termination of a service agreement associated with such assets, (iii) an RH Contemporary Art lease impairment of $4.6 million, resulting from an update to both the timing and the amount of future estimated lease related cash inflows, and (iv) other lease impairments of $1.5 million due to early exit of leased facilities.
(3)	The adjustment in the year ended February 1, 2020 represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.
(4)	The adjustment in the year ended February 1, 2020 represents severance costs and related payroll taxes associated with reorganizations.
(5)	The adjustment in the year ended February 1, 2020 represents the gain on a real estate sale related to an asset previously classified as held for sale.
(6)	Represents legal settlements, net of related legal expenses.
(7)	Represents the gain on real estate land sales.

T-13	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(8)	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because our senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
(9)	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measure in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-14	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In thousands) (Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 29,	JANUARY 30,	JANUARY 29,	JANUARY 30,
	2022	2021	2022	2021
Net income	$147,045	$130,193	$688,546	$271,815
Depreciation and amortization	24,647	23,352	96,022	100,040
Interest expense—net	24,835	14,547	64,947	69,250
Income tax expense	34,434	37,988	133,558	104,598
EBITDA (1)	230,961	206,080	983,073	545,703
Non-cash compensation (2)	11,052	14,232	48,478	145,704
(Gain) loss on extinguishment of debt (3)	7,354	—	29,138	(152)
Asset impairments (3)	2,276	950	9,630	8,835
Share of equity method investments losses (3)	1,320	888	8,214	888
Capitalized cloud computing amortization (4)	1,133	462	3,565	462
Other expense—net (5)	2,778	—	2,778	—
Recall accrual (3)	1,100	1,809	1,940	7,370
Reorganization related costs (3)	—	—	449	7,027
Tradename impairment (3)	—	—	—	20,459
Loss on sale leaseback transaction (3)	—	—	—	9,352
Adjusted EBITDA (1)	$257,974	$224,421	$1,087,265	$745,648
Net revenues	$902,741	$812,436	$3,758,820	$2,848,626
Adjusted net revenues (6)	$901,541	$812,622	$3,757,620	$2,849,999
EBITDA margin (6)	25.6%	25.4%	26.2%	19.2%
Adjusted EBITDA margin (6)	28.6%	27.6%	28.9%	26.2%
(1)	EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense—net and income tax expense. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because our senior leadership team believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
(2)	Represents non-cash compensation related to equity awards granted to employees.
(3)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(4)	Represents amortization associated with capitalized cloud computing costs.
(5)	Represents exchange rate changes affecting foreign currency denominated transactions in addition to a foreign exchange loss from the remeasurement of an intercompany loan with a U.K. subsidiary.
(6)	EBITDA margin is defined as EBITDA divided by net revenues. Adjusted EBITDA margin is defined as adjusted EBITDA divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

T-15	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT AND RATIO OF TOTAL NET DEBT TO

TRAILING TWELVE MONTHS ADJUSTED EBITDA

(Dollars in thousands) (Unaudited)

	JANUARY 29,	INTEREST
	2022	RATE (1)
Asset based credit facility	$—	1.36%
Term loan (2)	1,995,000	3.00%
Equipment promissory notes (2)	14,785	4.56%
Convertible senior notes due 2023 (2)	68,706	0.00%
Convertible senior notes due 2024 (2)	189,297	0.00%
Notes payable for share repurchases	553	3.65%
Total debt	$2,268,341
Cash and cash equivalents	(2,177,889)
Total net debt	$90,452
Trailing twelve months adjusted EBITDA (3)	$1,087,265
Ratio of total net debt to trailing twelve months adjusted EBITDA (3)	0.1
(1)	The interest rates for the asset based credit facility, term loan, equipment promissory notes and notes payable for share repurchases represent the weighted-average interest rates.
(2)	Amounts exclude discounts upon original issuance and third party offering and debt issuance costs.
(3)	The ratio of total net debt to trailing twelve months adjusted EBITDA is calculated by dividing total net debt by trailing twelve months adjusted EBITDA. Refer to table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and the related footnotes for definitions of EBITDA and adjusted EBITDA.

T-16	FOURTH QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER